EXHIBIT 12

          IN THE UNITED STATES DISTRICT COURT
          FOR THE NORTHERN DISTRICT OF ALABAMA
          SOUTHERN DIVISION

          BIG B, INC.,                      )
                                            )      CIVIL ACTION NO:
               Plaintiff,                   )      CV-96-H-2496-S
                                            )
          v.                                )
                                            )
          REVCO D.S. INC., and              )
          RDS ACQUISITION, INC.,            )
                                            )
               Defendants.                  )

                               MOTION TO REMAND

                    The Plaintiff, Big B, Inc. ("Big B") moves this Court to remand this action to the Circuit Court for Jefferson County, Alabama, Bessemer Division. In support of this Motion to Remand, Big B states as follows:

                    1. This action was commenced by the filing of a Verified Complaint for Declaratory and Injunctive Relief ("Complaint") on September 23, 1996. This action was removed by Defendants Revco D.S., Inc. ("Revco") and RDS Acquisition Inc. ("RDS") by filing of a Notice of Removal in this Court on September 23, 1996. The sole basis for federal subject matter jurisdiction alleged in the Notice of Removal is that this Court has jurisdiction based on the diversity of the parties and because the amount in controversy exceeds $50,000.

                    2. The Complaint requests construction of a Shareholder Rights Plan ("Rights Plan") adopted by the Big B Board of Directors. No federal statute is at issue in this case.

                    3.   Pursuant to 28 U.S.C. SECTION 1441 and 28 U.S.C.
          SECTION 1332, federal diversity subject matter jurisdiction only exists in this case if the amount in controversy exceeds the sum of $50,000, exclusive of interest and costs.

                    4. The $50,000 amount in controversy require-ment is not satisfied in this case. The relief requested by Big B is purely equitable in nature and concerns only a determination of the validity of the Rights Plan as adopt-ed by the Board of Directors.

                    5. Pursuant to 28 U.S.C. SECTION 1447(c), this Motion for Remand has been filed within thirty (30) days after the filing of the Notice of Removal.

                    6. In support of this Motion, Big B submits its brief, attached hereto as Exhibit "A."


                    WHEREFORE, PREMISES CONSIDERED, Big B respect-fully requests that this Court enter an order remanding this case to the Circuit Court for Jefferson County, Alabama, Bessemer Division.

                                        Respectfully submitted,

                                        /s/ KAYE H. TURBERVILLE
                                        ----------------------------
                                        KAYE H. TURBERVILLE (HOU002)
                                        SAMUEL M. HILL (HIL025)
                                        MICHAEL A. CATALANO (CAT010)

                                        Attorneys for Big B, Inc.

          OF Counsel:
          SIROTE & PERMUTT, P.C.
          2222 Arlington Avenue S.
          P.O. Box 55727
          Birmingham, AL  35255-5727
          (205) 933-7111


                            CERTIFICATE OF SERVICE

                    I certify that a copy of the above foregoing
          instrument was served on the following counsel of record
          BY HAND DELIVERY this   1   day of October, 1996.

                    Hobart A. McWhorter, Jr., Esq.
                    Phillip A. Carroll, III, Esq.
                    Matthew A. Aiken, Esq.
                    BRADLEY, ARANT, ROSE & WHITE
                    P.O. Box 830709
                    Birmingham, AL  35283-0709

                                        /s/ KAYE H. TURBERVILLE
                                        ----------------------------
                                        OF COUNSEL